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                                                               EXHIBIT (A)(5)(E)


         NEWS                                                     [EL PASO LOGO]
         For Immediate Release

         EL PASO CORPORATION ANNOUNCES FINAL RESULTS OF ITS EXCHANGE OFFER FOR 9.00% EQUITY SECURITY UNITS

         HOUSTON, TEXAS, DECEMBER 30, 2003--El Paso Corporation (NYSE: EP) today announced the final results of its exchange offer for up to 10,350,000 of its 9.00% Equity Security Units (the "Units"), which expired at 5:00 p.m., New York City time, on Tuesday, December 23, 2003.

         Based on a final count, 6,057,953 Units were tendered for exchange, representing approximately 53 percent of the outstanding Units. In accordance with the terms of the exchange offer, El Paso accepted all tendered Units without proration among those tendering. El Paso exchanged an aggregate of 15,182,972 shares of its common stock and $58,762,750 of cash, including cash paid in lieu of fractional shares, for the accepted Units. The consideration for the accepted Units will be delivered promptly.

         El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.


         Cautionary Statement Regarding Forward-Looking Statements

         This release includes forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can


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         guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

         CONTACTS
         Investor and Public Relations

         Bruce L. Connery, Vice President
         Office:  (713) 420-5855
         Fax:     (713) 420-4417

         Media Relations
         Mel Scott, Director
         Office:  (713) 420-3039
         Fax:     (713) 420-6341